As filed with the Securities and Exchange Commission on May 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALEM MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0121400
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4880 Santa Rosa Road Camarillo, CA	93012
(Address of Principal Executive Offices)	(Zip Code)

SALEM MEDIA GROUP, INC.

1999 STOCK INCENTIVE PLAN

(as amended and restated through May 8, 2019)

(Full Title of the Plan)

Christopher J. Henderson

Secretary

Salem Media Group, Inc.

4880 Santa Rosa Road

Camarillo, CA 93012

(Name and Address of Agent for Service)

(805) 987-0400

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common stock, $0.01 par value per share	3,000,000	$2.04	$6,120,000	$741.75

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares of the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Salem Media Group, Inc. stated above, such indeterminate number of additional shares of Common Stock as may be issued under the Salem Media Group, Inc. 1999 Stock Incentive Plan (as amended and restated through May 8, 2019) as a result of adjustment provisions thereunder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the Common Stock on May 10, 2019 as reported on the NASDAQ Global Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 3,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Salem Media Group, Inc. (the “Company” or “Registrant”) issuable under the Salem Media Group, Inc. 1999 Stock Incentive Plan (as amended and restated through May 8, 2019). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Registration Statements on Form S-8 (No. 333-40494, No. 333-113794, No. 333-125056 and No 333-182807 filed June 30, 2000, March 22, 2004, May 19, 2005 and July 23, 2012, respectively), filed with the Securities and Exchange Commission, together with all exhibits filed therewith or incorporated therein by reference.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index immediately preceding the signature pages of this Registration Statement.

EXHIBIT INDEX

4.1	Salem Media Group, Inc. 1999 Stock Incentive Plan (as amended and restated through May 8, 2019).

5.1	Opinion of Rutan & Tucker, LLP.

23.1	Consent of Crowe LLP.

23.2	Consent of Rutan & Tucker, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on May 14, 2019.

Salem Media Group, Inc.

By:	/s/ Edward G. Atsinger III
Edward G. Atsinger III
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evan D. Masyr and Christopher J. Henderson as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward G. Atsinger III Edward G. Atsinger III	Chief Executive Officer (Principal Executive Officer) and Director	May 14, 2019

/s/ Evan D. Masyr Evan D. Masyr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2019

/s/ Edward C. Atsinger Edward C. Atsinger	Director	May 14, 2019

/s/ Stuart W. Epperson Stuart W. Epperson	Director	May 14, 2019

Stuart W. Epperson Jr.	Director

/s/ Heather W. Grizzle Heather W. Grizzle	Director	May 14, 2019

/s/ Eric H. Halvorson Eric H. Halvorson	Director	May 14, 2019

James Keet Lewis	Director

/s/ Richard A. Riddle Richard A. Riddle	Director	May 14, 2019

/s/ Jonathan Venverloh Jonathan Venverloh	Director	May 14, 2019